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                                                                    EXHIBIT 99.1


                           [Bank One, N.A. Letterhead]



June 11, 2002



To Unit Holders:                                             VIA REGISTERED MAIL

         Notice is hereby given that Bank One, N.A. (the "Trustee" or "Bank One") will be resigning as Trustee of the San Juan Basin Royalty Trust (the "Trust"). This letter serves as the written notice of the Trustee's resignation as required by Section 6.03 of the San Juan Basin Royalty Trust Indenture, dated November 1, 1980 (the "Indenture"). Bank One has concluded that the administration of royalty trusts is not core to its long-term strategy. Bank One's resignation will take effect within 45 days following the appointment of a successor trustee.

         The Indenture obligates the resigning Trustee to use its best efforts to nominate a successor trustee, to call a meeting of Unit Holders for the purpose of approving a successor trustee and to solicit proxies for such meeting. Accordingly, the Trustee will nominate a successor trustee and will be calling a special meeting of the Unit Holders for the purpose of approving a successor trustee. All Unit Holders of record as of the record date for the special meeting will receive a notice of special meeting and proxy materials in the mail detailing the matters to be voted on at the special meeting as well as the time and location of that meeting.

         If you have any questions regarding this notice of resignation, please contact the Trustee at the following address:

                             Bank One, N.A., Trustee
                         Post Office Box 2604, TX1-1306
                             Fort Worth, Texas 76113
                             Attn: Lee Ann Anderson



                                       Sincerely,

                                       Bank One, N.A., as Trustee of the
                                       San Juan Basin Royalty Trust